UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 2, 2006

The Walt Disney Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11605	No. 95-4545390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street

Burbank, California 91521

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 560-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 5, 2006, The Walt Disney Company (the “Company”) announced that it completed its acquisition of Pixar, a California corporation (“Pixar”). Pursuant to an Agreement and Plan of Merger, dated as of January 24, 2006 (the “Merger Agreement”), among the Company, Lux Acquisition Corp, a wholly owned subsidiary of the Company (“Merger Sub”), and Pixar, Merger Sub merged with and into Pixar (the “Merger”), as a result of which Pixar became a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of Pixar common stock outstanding at the effective time of the Merger was converted into the right to receive 2.3 shares of Company common stock. The aggregate consideration paid to former Pixar shareholders consisted of approximately 277.9 million shares of Company common stock.

A copy of the press release announcing completion of the Merger is furnished hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 2, 2006, pursuant to the Merger Agreement, the board of directors of the Company elected Steven P. Jobs to become a non-independent member of its board of directors effective upon the completion of the Merger.

Pursuant to the Merger Agreement, Mr. Jobs received 138,000,004 shares of the Company’s common stock in exchange for his shares of Pixar common stock. Based upon the average high and low sales prices of the Company’s common stock on May 4, 2006, Mr. Jobs’ ownership interest in the Company has an approximate value of $3.9 billion.

Mr. Jobs beneficially owned approximately 49.65% of the total outstanding shares of Pixar and was the Chief Executive Officer and Chairman of the board of Pixar immediately prior to the Merger.

The Company and Pixar entered into a Co-Production Agreement on February 24, 1997. Under the Co-Production Agreement, the Company and Pixar agreed to co-finance the production costs of the animated films covered by the Co-Production Agreement, co-own the films (with the Company having exclusive distribution and exploitation rights), co-brand the films and share equally in the profits of the films and any related merchandise and other ancillary products, after recovery of all marketing and distribution costs (which are financed by the Company), a distribution fee paid to the Company and any other fees or costs, including any third-party participations. The Co-Production Agreement generally provided that Pixar was responsible for the production of such films and that the Company was responsible for the marketing, promotion, publicity, advertising and distribution of such films. The Co-Production Agreement was due to terminate in 2006 but the Company and Pixar entered into a Distribution Letter Agreement on January 27, 2006 to extend the Co-Production Agreement to cover an additional film. The Co-Production Agreement and the Distribution Agreement have now been superseded as a result of the Merger. Additional details of the Co-Production Agreement and the Distribution Letter Agreement are set forth in the Company’s Amendment No. 1 to Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2006 and are incorporated herein by reference. Ancillary to the Co-Production Agreement, the Company also made payments to Pixar for licensing Pixar’s intellectual property and for creative assistance in connection with consumer product designs. As disclosed in Pixar’s Form 10-K for the fiscal year ended

December 31, 2005, for Pixar’s fiscal years 2003, 2004, and 2005, the Company accounted for approximately 94%, 90%, and 93% respectively of Pixar’s total revenue of approximately $262.5 million, $273.5 million and $289.1 million, respectively. Additional information regarding the amount of the transactions is reflected in Pixar’s financial statements filed with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of The Walt Disney Company, dated May 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WALT DISNEY COMPANY

Date: May 8, 2006	By:	/s/ ROGER J. PATTERSON
Name: Roger J. Patterson Title: Vice President, Counsel Registered In-House Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of The Walt Disney Company, dated May 5, 2006.

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